January 26, 2007

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179

Ladies and Gentlemen:

We have advised Structured Asset Mortgage Investments II Inc. (the “Registrant”) with respect to certain federal income tax aspects of the issuance by the Registrant of its Mortgage Pass-Through Certificates (the “Certificates”) and Mortgage-Backed Notes (the “Notes”, and together with the Certificates, the “Securities”), each issuable in series. Such advice conforms to the description of selected federal income tax consequences to holders of the Securities that appears under the heading “Federal Income Tax Consequences” in the prospectus (the “Prospectus”) forming a part of the Registration Statement on Form S-3 as filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on January 26, 2007 (the “Registration Statement”). Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects, and we hereby confirm and adopt that description as our opinion herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP